UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14, 2013

HOLOGIC, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2013, Hologic, Inc. (Hologic or the Company) announced that the Company entered into separate, privately-negotiated exchange agreements under which it will retire $370 million in aggregate principal of the Company’s outstanding 2.00% Convertible Senior Notes due 2037 issued in 2007 (“2007 Notes”) in exchange for its issuance of $370 million in aggregate principal of new 2.00% Convertible Senior Notes due 2043 (“2013 Notes”).

The 2013 Notes will be issued under an indenture dated December 10, 2007 between the Company and Wilmington Trust Company, as Trustee, as supplemented by a Fourth Supplemental Indenture, to be entered into and dated February 21, 2013 (the “Fourth Supplemental Indenture”).

The Company offered the 2013 Notes to certain holders of the 2007 Notes in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Shares of the Company’s common stock, into which the 2013 Notes are convertible, have been reserved for issuance by the Company and will be listed on the Nasdaq Global Select Market.

Holders may require the Company to repurchase the 2013 Notes on December 15, 2017, and on each of December 15, 2022, 2027, 2032 and 2037, or upon a fundamental change, as provided in the Fourth Supplemental Indenture, at a repurchase price equal to 100% of their accreted principal amount, plus accrued and unpaid interest.

The Company may redeem any of the 2013 Notes beginning December 15, 2017. The Company may redeem all or a portion of the 2013 Notes (i.e., in cash or a combination of cash and shares of our common stock) at a redemption price equal to 100% of their accreted principal amount, plus accrued and unpaid interest to, but excluding, the redemption date.

The 2013 Notes bear interest at a rate of 2.00% per year on the original principal amount, payable semi-annually in arrears in cash on June 15 and December 15 of each year, ending on December 15, 2013. The 2013 Notes will accrete principal from their date of issuance at a rate of 4.00% per year until and including December 15, 2017, and 2.00% per year thereafter. Beginning with the six month interest period commencing December 15, 2017, the Company will pay contingent interest to the holders of 2013 Notes during any six month interest period if the “trading price,” as defined, of the 2013 Notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six month interest period equals or exceeds 120% of the accreted principal amount of the 2013 Notes.

The holders of the 2013 Notes may convert the notes into shares of the Company’s common stock at a conversion price of approximately $38.59 per share, subject to adjustment, prior to the close of business on September 15, 2043 under any of the following circumstances: (1) during any calendar quarter if the last reported sale price of the Company’s common stock exceeds 130% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) during the five business day period after any five consecutive trading day period in which the trading price per note for each day of such period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such day; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate events. At the option of the holder, regardless of the foregoing circumstances, holders may convert the 2013 Notes at any time on or after September 15, 2043 through the close of business on the second scheduled trading day immediately preceding the maturity date. The conversion rate will not be adjusted for accrued interest or accreted principal in excess of the original $1,000 principal amount, as accrued interest and accreted principal will not be convertible into common stock.

In lieu of delivery of shares of the Company’s common stock in satisfaction of the Company’s obligation upon conversion of the 2013 Notes, the Company may elect to deliver cash or a combination of cash and shares of its common stock. If the Company elects to satisfy its conversion obligation in a combination of cash and shares of the Company’s common stock, the Company is required to deliver a specified dollar amount of cash per $1,000 original principal amount of 2013 Notes, and will settle the remainder of its conversion obligation in shares of its common stock, in each case based on the daily conversion value calculated as provided in the respective indentures for the 2013 Notes. This net share settlement election is in the Company’s sole discretion and does not require the consent of holders of the 2013 Notes. It is the Company’s current intent and policy to settle any conversion of the 2013 Notes as if the Company had elected to make the net share settlement election.

The 2013 Notes are the Company’s senior unsecured obligations and rank equally with all of its existing and future senior unsecured debt. The 2013 Notes are effectively subordinated to any future secured indebtedness to the extent of the collateral securing such indebtedness, and structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

If an event of default on the 2013 Notes occurs, 100% of the aggregate accreted principal amount of the 2013 Notes, plus accrued and unpaid interest thereon, if any, may be declared immediately due and payable, subject to certain conditions set forth in the Fourth Supplemental Indenture. If the event of default relates to the Company’s failure to comply with the reporting obligations in the Fourth Supplemental Indenture, at the Company’s option, the sole remedy for the first 90 days following such event of default consists exclusively of the right to receive an extension fee on the 2013 Notes in an amount equal to 0.25% of the accreted principal amount of the 2013 Notes.

The foregoing description of the 2013 Notes, the Fourth Supplemental Indenture, and the exchange of the 2007 Notes for the 2013 Notes, does not purport to be complete and is qualified in its entirety by reference to the Fourth Supplemental Indenture (which includes the form of the 2013 Note) and the Form of Exchange Agreement, copies of which are included as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

4.1	Fourth Supplemental Indenture to be entered into between Hologic, Inc. and Wilmington Trust Company, as Trustee.

4.2	Form of 2.00% Convertible Senior Notes due 2043 (included in Exhibit 4.1).

10.1	Form of Exchange Agreement.

99.1	Press release of Hologic, Inc. dated February 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2013	HOLOGIC, INC.

	By:	/S/ GLENN P. MUIR
Glenn P. Muir
Executive Vice President, Finance and Administration, and Chief Financial Officer